Tecogen Q2 2026 NYSE American: TGEN August 13, 2026

SAFE HARBOR STATEMENT This presentation and accompanying documents contain “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, Income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth. In addition to GAAP financial measures, this presentation includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. 2

Table of Contents Strategic Updates Q2 Results On-Site CogenerationService Company Financials

Strategic Update 4 Data center chiller demonstration at Tecogen • 12 Demonstrations • 6 in-person 6 virtual • 8+GW of operating capacity represented cumulatively by data centers who attended • Multiple GWs of projects contracted or in construction • In-person visitors included hyperscalers, developers building hyperscale campuses and partners • 4 Data Centers / End users • 2 Partners • Virtual visitors • 4 Data Centers, 2 Partners/Other

Other Segments Opportunity Update 5 Sales Pipeline • Backlog >$8m • >$2m in further projects expected to be approved in next few months Cash • $6.78m at end of Q2 and >$6m presently • More deposits expected and higher revenue in Q3 expected so cash burn likely to be lower Healthcare Industrial Other Cannabis

2Q 2026 Results

Tecogen, Inc. Consolidated P&L - QTD	QTD 06/30/2026	QTD 06/30/2025	% Change 2026 vs 2025
Revenues			
Product	$ 1,134,772	$ 3,155,323	-64.0%
Services	4,375,253	3,965,168	10.3%
Energy Production	236,111	174,329	35.4%
Total Revenues	**5,746,136**	**7,294,820**	**-21.2%**
Cost of Sales			
Products	584,755	2,232,155	-73.8%
Services	2,772,569	2,469,737	12.3%
Energy Production	214,910	130,436	64.8%
Total Cost of Sales	**3,572,234**	**4,832,328**	**-26.1%**
Gross Profit	**2,173,902**	**2,462,493**	**-11.7%**
Operating Expenses:			
General and Administrative	3,510,849	3,091,176	13.6%
Selling	490,040	514,735	-4.8%
Research & Development	320,224	268,724	19.2%
Loss (Gain) on Disposition of Assets	2,950	(280)	1153.5%
Total Operating Expenses	**4,324,064**	**3,874,355**	**11.6%**
Loss from Operations	**(2,150,162)**	**(1,411,862)**	**-52.3%**
Other Income (Expense)	**7,104**	**(44,531)**	116.0%
Consolidated Net Income (Loss)	**$ (2,148,603)**	**$ (1,464,104)**	**-46.8%**

Product

- Limited product revenue in Q2. Expect stronger product revenue Q3.

Service

- Margin impacted by $300K of one-time costs incurred in Q2.
- Cost cuts made in service, expect full impact in Q3.
- Making pricing changes and operating improvements.

OPEX

- Continuing to spend on engineering, marketing and capacity improvement. Q2 2026 OPEX decreased $400K from Q1 2026.

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2Q 2026 Adjusted EBITDA Reconcilliation 7 Key Points • Adjusted EBITDA decreased due to lower Products revenue and increased costs *Adjusted EBITDA is defined as net Income (loss) attributable to Tecogen Inc, adjusted for interest, depreciation and amortization, stock-based compensation expense, unrealized loss on investment securities, non-cash abandonment of intangible assets, goodwill impairment and other non-recurring charges or gains including abandonment of certain intangible assets and extinguishment of debt QTD QTD % Change 06/30/2026 06/30/2025 2026 vs 2025 Consolidated Net Income (Loss) (2,148,603)$ (1,464,104)$ 46.8% Interest Expense, Net 39,244 38,153 2.9% Income Tax Expense 361 16,762 -97.8% Depreciation & Amortization 278,611 205,686 35.5% EBITDA (1,830,387) (1,203,504) 52.1% Stock Based Compensation 145,715 42,607 242.0% Adjusted EBITDA (1,684,672)$ (1,160,898)$ 45.1% Tecogen, Inc. Adjusted EBITDA - QTD

2Q 2026 Performance by Segment 8 Key Points • Product revenue decreased 64% • Service Revenue up 10% • Overall Revenue decreased 21% • Service margin flat QoQ – Service margin would have been 43% without one-time costs • Expect service margin to improve with recent cost reduction initiatives. • G&A, Sales and R&D costs higher due to investments as we work to break into data centers. Expenses decreased in Q2 vs Q1. QTD QTD % Change 06/30/2026 06/30/2025 2026 vs 2025 Products Segment Revenue 1,134,772$ 3,155,323$ -64.0% Cost of Sales 584,755 2,232,155 -73.8% Gross Profit 550,017 923,168 -40.4% Gross Profit Margin 48.5% 29.3% 19.2% Services Segment Revenue 4,375,253$ 3,965,168$ 10.3% Cost of Sales 2,772,569 2,469,737 12.3% Gross Profit 1,602,685 1,495,432 7.2% Gross Profit Margin 36.6% 37.7% -1.1% Energy Production Segment Revenue 236,111$ 174,329$ 35.4% Cost of Sales 214,910 130,436 64.8% Gross Profit 21,201 43,893 -51.7% Gross Profit Margin 9.0% 25.2% -16.2% Total Revenue 5,746,136$ 7,294,820$ -21.2% Cost of Sales 3,572,234 4,832,328 -26.1% Gross Profit 2,173,902 2,462,493 -11.7% Gross Profit Margin 37.8% 33.8% 4.1% Tecogen, Inc.

Summary Non-data center pipeline growing 12 Product Demonstrations with well known data centers Strong insider confidence shown by periodic share purchases by management and board